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FOR IMMEDIATE RELEASE:

                    DATATRAK, INC. ACQUIRES OPUSTWO SOFTWARE

         Cleveland, Ohio, -- January 12, 1998 -- DataTRAK, Inc., (DataTRAK) the innovative provider of clinical data collection services for pharmaceutical research and development, announced today that it has acquired, from EDS, the electronic data collection software known as OpusTwo, which was originally developed by Padcom Clinical Research GmbH, a subsidiary of EDS Germany. Data collection software developed by Padcom Clinical Research has been used in more than thirty clinical studies in Europe encompassing more than 500 sites and involving approximately 3,000 patients.

         "I am pleased to make today's announcement," said Patrick G. Chassaigne, President of DataTRAK, Inc. "The OpusTwo software complements our unique DataTRAKSM process, enabling us to better serve our pharmaceutical customers' needs."

         DataTRAK will continue to work to develop the DataTRAKSM process. The DataTRAKSM process uses software and connectivity among a network of investigative sites to improve the quality, efficiency and timeliness of the clinical research process. It can also be applied to expedite noninterventional health care data collection including outcomes assessment, pharmacoeconomics and disease management initiatives.

         DataTRAK, Inc., is a wholly owned subsidiary of Collaborative Clinical Research, Inc. (NASDAQ: CCLR). Collaborative manages a network comprised of over 540 affiliated multitherapeutic clinical research sites providing access to over 3,700 principal investigators in the United States, Canada and the United Kingdom. In addition, Collaborative operates four research facilities, conducts Phase I through Phase IV clinical research and provides clinical reference laboratory and Institutional Review Board services.


CONTACTS:     Patrick G. Chassaigne       Philip A. Stark
              President                   Vice President, Corporate Development
              DataTRAK, Inc.              Collaborative Clinical Research, Inc.
                   (216) 921-6505                         (216) 491-9930